ATLANTICA, INC.
                          (A Development Stage Company)

                              FINANCIAL STATEMENTS

                           December 31, 1998 and 1997

                                    CONTENTS

Independent Auditors' Report ............................................. 3

Balance Sheet ............................................................ 4

Statements of Operations ................................................. 5

Statements of Stockholders' Equity (Deficit) ............................. 6

Statements of Cash Flows ................................................. 7

Notes to the Financial Statements ........................................ 8

                  [LETTERHEAD OF JONES, JENSEN & COMPANY, LLC]

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
Atlantica, Inc.
(A Development Stage Company)
New York, New York

We have audited the accompanying balance sheet of Atlantica, Inc. (a development stage company) as of December 31, 1998 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1998 and 1997 and from inception of the development stage on January 1, 1997 through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atlantica, Inc. (a development stage company) as of December 31, 1998 and the results of its operations and its cash flows for the years ended December 31, 1998 and 1997 and from inception of the development stage on January 1, 1997 through December 31, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company is a development stage company with no significant operating results to date, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.


/s/ Jones, Jensen & Company

Jones, Jensen & Company
Salt Lake City, Utah
February 26, 1999
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                                 ATLANTICA, INC.
                          (A Development Stage Company)
                                 Balance Sheets

                                     ASSETS

                                                                    December 31,
                                                                        1998
                                                                        ----

CURRENT ASSETS

     Cash                                                           $        --
                                                                    -----------

          Total Current Assets                                               --
                                                                    -----------

          TOTAL ASSETS                                              $        --
                                                                    -----------

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

     Accrued interest (Note 2)                                      $   477,900
     Mortgage payable (Note 3)                                          885,000
                                                                    -----------

          Total Current Liabilities                                   1,362,900
                                                                    -----------

          TOTAL LIABILITIES

STOCKHOLDERS' EQUITY (DEFICIT)

     Common stock: 25,000,000 share authorized
      of $0.0001 par value, 24,581,422 shares issued
      and outstanding (Note 4)                                            2,458
     Additional paid-in capital (Note 5)                                 46,760
     Deficit accumulated prior to January 1, 1997                    (1,256,700)
     Deficit accumulated during the development stage
      (from January 1, 1997)                                           (155,418)
                                                                    -----------

          Total Stockholders' Equity (Deficit)                       (1,362,900)
                                                                    -----------

          TOTAL LIABILITIES AND STOCKHOLDERS'
           EQUITY (DEFICIT)                                         $        --
                                                                    ===========

The accompanying notes are an integral part of these financial statements.

                                 ATLANTICA, INC.
                          (A Development Stage Company)
                            Statements of Operations

                                                                        From
                                                                    Inception of
                                                                     Development
                                                   For the            Stage on
                                                 Years Ended         January 1,
                                                 December 31,       1997 Through
                                          -----------------------   December 31,
                                             1998           1997        1998
                                          ---------     ---------     ---------

REVENUES                                  $      --     $      --     $      --

EXPENSES

     General and administrative               9,261        39,957        49,218
     Interest expense                        53,100        53,100       106,200
                                          ---------     ---------     ---------

          Total Expenses                     62,361        93,057       155,418
                                          ---------     ---------     ---------

NET LOSS                                  $ (62,361)    $ (93,057)    $(155,418)
                                          =========     =========     =========

BASIC LOSS PER SHARE                      $   (0.00)    $   (0.00)
                                          =========     =========

The accompanying notes are an integral part of these financial statements.

                                 ATLANTICA, INC.
                          (A Development Stage Company)
                  Statements of Stockholders' Equity (Deficit)

                                      Common Stock      Additional
                                   -------------------    Paid-In    Accumulated
                                    Shares      Amount    Capital     Deficit
                                    ------      ------    -------     -------

Inception of development stage,
 January 1, 1997                   531,422        $53        $(53)  $(1,256,700)

Expenses paid on the
 Company's behalf                       --         --      39,957            --

Net loss for the year ended
 December 31, 1997                      --         --          --       (93,057)
                                ----------     ------     -------   -----------

Balance, December 31, 1997         531,422         53      39,904    (1,349,757)

March 1, 1998, liquidating
 dividend (Note 1a)                     --         --          --            --

March 13, 1998, common
 stock issued for services
 at $0.0001 per share           24,050,000      2,405          --            --

Expenses paid on the
 Company's behalf                       --         --       6,856            --

Net loss for the year ended
 December 31, 1998                      --         --          --       (62,361)
                                ----------     ------     -------   -----------
Balance, December 31, 1998      24,581,422     $2,458     $46,760   $(1,412,118)
                                ==========     ======     =======   ===========

The accompanying notes are an integral part of these financial statements.

                                 ATLANTICA, INC.
                          (A Development Stage Company)
                            Statements of Cash Flows

                                                                       From
                                                                   Inception of
                                                                    Development
                                                                     Stage on
                                                    For the          January 1,
                                                  Years Ended      1997 Through
                                                  December 31,     December 31,
                                               -----------------   ------------
                                               1998         1997         1998
                                               ----         ----         ----

CASH FLOWS FROM
 OPERATING ACTIVITIES                       $ (62,361)   $ (93,057)   $(155,418)

Adjustments to Reconcile Net
 Loss to Net Cash Used by
 Operating Activities:
     Common stock issued for services           2,405           --        2,405
      Increase in accrued interest             53,100       53,100      106,200
                                            ---------    ---------    ---------

          Net Cash (Used) by
           Operating Activities                (6,856)     (39,957)     (46,813)
                                            ---------    ---------    ---------

CASH FLOWS FROM
 INVESTING ACTIVITIES                              --           --           --
                                            ---------    ---------    ---------

CASH FLOWS FROM
 FINANCING ACTIVITIES

     Capital contributed by shareholder         6,856       39,957       46,813
                                            ---------    ---------    ---------

          Net Cash Provided by
           Financing Activities                 6,856       39,957       46,813
                                            ---------    ---------    ---------

NET INCREASE (DECREASE) IN
 CASH AND CASH EQUIVALENTS                         --           --           --
                                            ---------    ---------    ---------

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD                               --           --           --
                                            ---------    ---------    ---------

CASH AND CASH EQUIVALENTS AT
 END OF PERIOD                              $      --    $      --    $      --
                                            =========    =========    =========

CASH PAID FOR

     Interest                               $      --    $      --    $      --
     Taxes                                  $      --    $      --    $      --

The accompanying notes are an integral part of these financial statements.

                                 ATLANTICA, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                           December 31, 1998 and 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      This summary of significant accounting policies of Atlantica, Inc. is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

      a. Organization and Business Activities

      The name of the Company is Atlantica, Inc (the Company). The Company was incorporated in the State of Utah on March 3, 1938. The Company name at that time was Red Hills Mining Company. On February 5, 1953, the Company changed its name to Allied Oil and Minerals Company. On January 8, 1971, the Company changed its name to Community Equities Corporation. On March 26, 1996, the Company changed its name to Atlantica, Inc.

      The Company had two subsidiaries. Keys Equities, Inc. (Keys), a Florida corporation was incorporated July 31, 1996. There are no assets, liabilities or operations in this Company. Allied Equities, Inc. (Allied), a Florida corporation was incorporated July 15, 1996. On March 1, 1998, the Company transferred its right, title and interest in a mining claim in Utah to Allied. The mining claim had a book value of $-0-. On March 1, 1998, the Company distributed the shares of the two subsidiaries to its shareholders in a liquidating dividend.

      The Company has not engaged in any business operations since 1990, and it was reclassified as a development stage company as of January 1, 1997. The Company's only activity since that time has consisted of taking actions necessary to restore and preserve its good standing in the State of Utah. The Company presently has no assets. The Company intends to continue to seek out the acquisition of assets, property or a business that may be beneficial to the Company and its stockholders. In considering whether to complete any such acquisition, the Board of Directors shall make the final determination and the approval of stockholders will not be sought unless required by applicable law, the articles of incorporation or bylaws of the Company or contract.

      b. Reorganization

      On February 20, 1998, an agreement and plan of reorganization between Gregory Aurre and Michael Oliver was made; whereby Mr. Aurre would take over control of the Company, and Mr. Oliver, the principal stockholder, sold control of the Company.

      On March 13, 1998, a Board of Directors meeting was held to install the above-mentioned February 20, 1998 agreement. In the meeting, new directors were voted on making Gregory Aurre President and Director, Amerika Aurre and Gregory Aurre III as new directors and Gregory Aurre III as secretary and treasurer.

                                ATLANTICA, INC.
                         (A Development Stage Company)
                       Notes to the Financial Statements
                           December 31, 1998 and 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      c. Bankruptcy

      To dismiss the $885,000 mortgage liability and the related accrued interest of $438,075, which the Company has on its books, the Company filed for Chapter 7 bankruptcy on March 13, 1998. The Company has been in negotiations with the mortgagee in hopes of eliminating the liability (see
      Note 3).

      d. Fiscal Year

      The Company operates on a calendar year basis.

      e. Basis of Operation

      The Company prepares its financial statements and federal income taxes on the accrual basis of accounting.

      f. Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      g. Income Taxes

      No provision for income taxes has been accrued because the Company has net operating losses from inception. The net operating loss carryforwards of approximately $155,000 at December 31, 1998 will expire in 2013. No tax benefit has been reported in the financial statements because the Company is uncertain if the carryforwards will expire unused. Accordingly, the potential tax benefits are offset by a valuation account of the same amount.

NOTE 2 - ACCRUED INTEREST

      Accrued interest has been booked at a rate of six percent (6%) per annum from January 1, 1990 when the Company guaranteed the mortgages. As of December 31, 1998, $477,900 had accrued. No demand has been made on the interest accrued. Management believes that the likelihood that the interest will need to be paid by the Company is remote as the Company is not the primary mortgagee.

                                ATLANTICA, INC.
                         (A Development Stage Company)
                       Notes to the Financial Statements
                           December 31, 1998 and 1997

NOTE 3 - MORTGAGE PAYABLE

      In 1990, the Company signed as a guarantor of a mortgage. The primary mortgagee has defaulted on the loan so the Company has recorded the liability on its books. At no time has the Company been notified to pay the loan as the guarantor. Management believes the likelihood that the Company will have to pay the mortgage to be remote.

      On February 18, 1999, the Company entered into negotiations with the City of Miami for a settlement agreement which would release the Company from the mortgage payable. Under the terms of the agreement, which has not yet been finalized, the City of Miami agreed to execute and to deliver the Company a release of lien. In return, the Company has agreed to pay the City of Miami $10,000 and issue the City 25,000 shares of its common stock. The agreement is not final and has not been executed.

NOTE 4 - COMMON STOCK

      On March 13, 1998, the Company approved a 20-for-1 stock split. After the split, the Company authorized 25,000,000 shares and changed the par value from $0.01 to $0.0001. 24,050,000 shares, on this same date, were issued to the directors of the Company for services rendered, valued at $0.0001 per share. The reverse stock split is reflected on a retroactive basis.

NOTE 5 - RELATED PARTY TRANSACTIONS

      Expenses incurred by the Company and its subsidiaries, Allied and Keys, for reinstatement, legal and filing fees were paid out of pocket by its former majority shareholder and director. The funds were booked to additional paid-in capital and are approximately $40,000. No reimbursement for these expenses paid will be made by the Company. On May 11, 1998, the shareholders of the Company completed a quasi- reorganization whereby the accumulated deficit of the Company was offset against paid-in capital to the extent possible. The quasi-reorganization has been reflected on a retro-active basis.

      Expenses during the years ended December 31, 1998 and 1997 were paid by the Company's President. Expenses were paid out of pocket by the President and a contribution of capital was booked at approximately $6,856 and $34,957, respectively.

NOTE 6 - GOING CONCERN

      The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not established revenues sufficient to cover its operation costs. The Company is seeking the acquisition of, or merger with, an existing operating company. Currently management has committed to covering all operating and other costs until sufficient revenues are generated.